EXHIBIT 23. CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Form 8-K of our report dated January 30, 2003, with respect to the consolidated financial statements of Eli Lilly and Company.

We also consent to the incorporation by reference in the following registration statements of our report dated January 30, 2003, with respect to the consolidated financial statements of Eli Lilly and Company included in this Form 8-K dated March 11, 2003:

Registration Statement No	Type of Statement	Date

33-29482 33-37341 33-58466 33-50783 33-56141 333-02021 333-62015 333-66113 333-90397 333-35248 333-70308	S-8 S-8 S-3 S-8 S-8 S-8 S-8 S-8 S-8 S-3 S-8	June 23, 1989 October 17, 1990 February 17, 1993 October 27, 1993 October 24, 1994 March 28, 1996 August 21, 1998 October 26, 1998 November 5, 1999 April 20, 2000 September 27, 2001

/s/ Ernst & Young, LLP ERNST & YOUNG, LLP

Indianapolis, Indiana
March 11, 2003